Exhibit 4.3

EXECUTION VERSION

FLUOR CORPORATION

1.750% Senior Notes due 2023

Fourth Supplemental Indenture

Dated as of March 21, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

CITIBANK, N.A., LONDON BRANCH

as Paying Agent

TABLE OF CONTENTS

PAGE

ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01 . Scope of Supplemental Indenture; General	2
Section 1.02 . Terms of Notes	2

ARTICLE 2
CERTAIN DEFINITIONS

Section 2.01 . Certain Definitions	4
Section 2.02 . Rules of Construction	10

ARTICLE 3
COVENANTS

Section 3.01 . Change of Control Triggering Event	10
Section 3.02 . Restrictions on Liens	11
Section 3.03 . Restrictions on Sale and Leaseback Transactions	13
Section 3.04 . Payment of Additional Amounts	14
Section 3.05 . Applicability of Covenants Contained in the Base Indenture	16

ARTICLE 4
THE NOTES

Section 4.01 . Form of Notes	16
Section 4.02 . Depositary	16

ARTICLE 5
REDEMPTION

Section 5.01 . Optional Redemption	17
Section 5.02 . Redemption for Tax Reasons	17
Section 5.03 . Applicability of Sections of the Base Indenture	18

ARTICLE 6
DEFEASANCE

Section 6.01 . Defeasance	18

i

ii

FOURTH SUPPLEMENTAL INDENTURE dated as of March 21, 2016 (“Fourth Supplemental Indenture”) to the Indenture dated as of September 8, 2011, as supplemented by the Second Supplemental Indenture dated as of June 22, 2012 (the “Base Indenture” and as further supplemented by this Fourth Supplemental Indenture, the “Indenture”), is by and among FLUOR CORPORATION, a Delaware corporation (the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (as defined in the Indenture, the “Trustee”), and CITIBANK, N.A., LONDON BRANCH, as paying agent (as defined in the Indenture, the “Paying Agent”).

RECITALS:

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of Notes (as defined herein):

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Company’s debentures, notes, or other debt instruments (as defined in the Indenture, the “Securities”), to be issued in one or more series, as in the Indenture provided;

WHEREAS, the Company desires and has requested the Trustee to join them in the execution and delivery of this Fourth Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its 1.750% Senior Notes due 2023 (the “Notes”), on the terms set forth herein;

WHEREAS, the Company now wishes to issue Notes in an initial aggregate principal amount of €500,000,000;

WHEREAS, Section 8.1 of the Base Indenture permits the Company and the Trustee to amend or supplement the Base Indenture to establish the form and terms of any series of Securities without the consent of any Securityholder;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Fourth Supplemental Indenture have been complied with;

WHEREAS, this Fourth Supplemental Indenture has not resulted in a material modification of the previously issued Securities for purposes of the Foreign Account Tax Compliance Act; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and the Company mutually covenant and agree with the Trustee, for the equal and ratable benefit of the Holders of the Notes, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01.  Scope of Supplemental Indenture; General.  This Fourth Supplemental Indenture supplements and, to the extent inconsistent therewith, replaces the provisions of the Base Indenture, to which provisions reference is hereby made.

The changes, modifications and supplements to the Base Indenture effected by this Fourth Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (which shall be initially in the aggregate principal amount of €500,000,000) and shall not apply to any other Securities that have been or may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.  Pursuant to this Fourth Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “1.750% Senior Notes due 2023.”  The Notes shall be in the form of Exhibit A hereto, the terms of which are incorporated herein by reference.

All Notes issued under this Fourth Supplemental Indenture shall vote and consent together on all matters as one class, including without limitation on waivers and amendments, and no Holder of Notes will have the right to vote or consent as a separate class from other Holders on any matter except matters which affect such Holder only.

Section 1.02.  Terms of Notes.  The information applicable to the Notes required pursuant to Section 2.03 of the Base Indenture is as follows:

(a)                                 the title of the Notes is “1.750% Senior Notes due 2023”;

(b)                                 the aggregate principal amount of the Notes is initially €500,000,000;

(c)                                  the price to the public of the Notes will be 99.856% of the principal amount; and 100.00% of the principal amount will be payable upon declaration of acceleration or maturity;

(d)                                 principal will be payable as set forth in the form of Note;

(e)                                  the rate of interest and interest payment and record dates are as set forth in the form of Note. Interest will be computed on the Notes on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or March 21, 2016, if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of

International Capital Markets. If any interest payment date, maturity date or redemption date is not a Business Day, then the related payment for such interest payment date, maturity date or redemption date shall be paid on the next succeeding Business Day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay;

(f)            as set forth in the form of Note;

(g)           the Notes will be subject to optional redemption as set forth in Article 5 hereof;

(h)           not applicable;

(i)            not applicable;

(j)            not applicable;

(k)           the Notes will be issuable in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof;

(l)            the Notes shall be issuable as global Securities and the provisions of Section 2.12 of the Base Indenture shall apply to the Notes;

(m)          not applicable;

(n)           all payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in euros. If, on or after issuance of the Notes, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture;

(o)           not applicable;

(p)           Wells Fargo Bank, National Association, initially shall serve as the Trustee, with respect to the Notes. Citibank, N.A., London Branch, initially shall serve as the Paying Agent, Registrar and Custodian with respect to the Notes. The Company undertakes, to the extent permitted by law, to maintain a Paying Agent that will not be obliged to deduct or withhold tax pursuant to the European Council Directive 2003/48/EC on the taxation of savings income (the ‘‘Savings Directive’’) or any other European Union directive amending, supplementing or replacing the Savings Directive, or any law implementing or complying with, or introduced in order to conform to, the Savings Directive or other European Union directives;

(q)           not applicable;

(r)            the  Depositary for the Notes shall initially be Euroclear and Clearstream (or any successors thereto).

(s)            the provisions of Article 3 hereof setting forth covenants shall be applicable to the Notes;

(t)            as set forth in Article 6 hereof;

(u)           (i) the Notes are the Company’s senior unsecured obligations and (ii) as set forth elsewhere herein;

(v)           not applicable.

The Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional securities ranking equally and ratably with the Notes in all respects (other than the issue price, the date of the issuance, the payment of interest accruing prior to the issue date of such additional Notes and the first payment of interest following the issue date of such additional Notes), provided that if the additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such additional Notes shall have separate CUSIP, ISIN or Common Code numbers.  Any such additional Notes shall be consolidated and form a single series with the Notes, including for purposes of voting and redemptions.

ARTICLE 2
CERTAIN DEFINITIONS

Section 2.01.  Certain Definitions.  The following definitions shall apply to the Notes.  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

“Additional Amounts” has the meaning ascribed to such term in Section 3.01 of this Fourth Supplemental Indenture.

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Authority” means any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction.

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(a)        the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Company’s Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of the Company’s Subsidiaries;

(b)        the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), it being agreed that an employee of the Company or any of the Company’s Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock;

(c)        the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merge with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(d)        the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(e)        the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company becomes a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect Holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Offer” has the meaning ascribed to such term in Section 3.01 of this Fourth Supplemental Indenture.

“Change of Control Payment” has the meaning ascribed to such term in Section 3.01 of this Fourth Supplemental Indenture.

“Change of Control Payment Date” has the meaning ascribed to such term in Section 3.01 of this Fourth Supplemental Indenture.

“Change of Control Triggering Event” means with respect to the Notes, (i) the rating of the Notes is lowered by two out of three of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) the Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” means Clearstream Banking, société anonyme.

“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), computed as of the third Business Day immediately preceding such redemption date, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.

“Comparable Government Bond” means the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Government Bond Price” means, with respect to any redemption date, (1) the average of the Reference Bond Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Bond Dealer Quotations, or (2) if the Company obtains fewer than six such Reference Bond Dealer Quotations, the average of all Reference Bond Dealer Quotations obtained.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company computed in accordance with U.S. generally accepted accounting principles and contained in an annual report on Form 10-K or a quarterly report on Form 10-Q (in each case as amended, if applicable) filed by the Company with the Securities and Exchange Commission (or any successor thereto) or if, at such date, the Company shall have ceased filing such reports with the Securities and Exchange Commission (or any successor thereto), the Company’s then most recent consolidated annual or quarterly balance sheet prepared in accordance with U.S. generally accepted accounting principles.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who: (1) was a member of such Board of Directors on the date of issuance of the Notes or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Debt” means indebtedness for money borrowed that in accordance with applicable generally accepted accounting principles would be reflected on the balance sheet of the obligor as a liability as of the date on which Debt is to be determined.  Notwithstanding anything to the contrary contained herein, “Debt” of the Company and its Subsidiaries shall exclude Debt of variable interest entities which is identified (as required by and referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) by separate line item in the balance sheet of the Company and its Subsidiaries as non-recourse to the Company and its Subsidiaries.

“Domestic Subsidiary” means a Subsidiary (a) which is a United States-organized (other than the territories and possessions thereof) legal entity and (b) which owns any Principal Property.

“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“Event of Default” means any Event of Default specified as such in Section 5.01 of the Base Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FATCA” has the meaning ascribed to such term in Section 3.01 of this Fourth Supplemental Indenture.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Global Note” has the meaning ascribed to such term in Section 4.01 of this Fourth Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Bond Dealers appointed by the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Issue Date” means March 21, 2016.

“Liens” means any mortgage, pledge, lien or other encumbrance.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Notes” has the meaning ascribed to it in the preamble of this Fourth Supplemental Indenture.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means each plant, warehouse, equipment yard, distribution facility or office located within the United States (other than the territories and possessions thereof) and owned or leased by the Company or a Domestic Subsidiary which has a gross book value in excess of 2% of Consolidated Net Tangible Assets other than a plant, warehouse, equipment yard, distribution facility or office, or portion thereof which, in the opinion of the Company’s Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries as an entirety.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P or Fitch ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency.

“Reference Bond Dealer” means each of Merrill Lynch International, BNP Paribas, Crédit Agricole Corporate and Investment Bank and their respective successors and three other nationally recognized investment banking firms that are Primary Bond Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”), the Company will designate as a substitute another nationally recognized investment banking firm that is a Primary Bond Dealer.

“Reference Bond Dealer Quotations” means, with respect to each Reference Bond Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Bond Dealer as of 11:00 a.m., London time, on the third Business Day preceding such redemption date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Savings Directive” has the meaning ascribed to such term in Section 1.02 of this Fourth Supplemental Indenture.

“Senior Debt” means any Debt of the Company or its Subsidiaries other than Subordinated Debt.

“Subordinated Debt” means any Debt of the Company which is expressly subordinated in right of payment to the Notes.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Taxes” has the meaning ascribed to such term in Section 3.01 of this Fourth Supplemental Indenture.

“U.S. Person” has the meaning ascribed to such term in Section 3.01 of this Fourth Supplemental Indenture.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Section 2.02.  Rules of Construction.  Unless the context otherwise requires or except as otherwise expressly provided, the term “interest” in this Indenture shall be construed to include additional interest, if any.

ARTICLE 3
COVENANTS

The following covenants shall apply in addition to the covenants set forth in the Indenture:

Section 3.01.  Change of Control Triggering Event.

(a)        Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes pursuant to Section 5.01 of this Fourth Supplemental Indenture by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described in this Section 3.01 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)        Unless the Company has exercised its right to redeem all outstanding Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c)        On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)        accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)       deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)      deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

(d)        The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(e)           The Company will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflict.

Section 3.02.  Restrictions on Liens.

(a)        The Company will not, nor will it permit any Domestic Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property or on any shares of stock or indebtedness of any Domestic Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the Notes (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Domestic Subsidiary ranking equally with the Notes then existing or thereafter created) shall be secured equally and ratably with such Debt.

(b)        The restrictions set forth in paragraph (a) in this Section 3.02 shall not apply to:

(i)        Liens on property, shares of stock or indebtedness of or guaranteed by any Person existing at the time such Person becomes a Domestic Subsidiary;

(ii)       Liens on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase or construction price of property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase or construction price of property or the cost of improvements on property, which Debt is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of commercial operation of the property;

(iii)      Liens in favor of the Company or any Subsidiary;

(iv)     Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Domestic Subsidiary or at the time of a purchase, lease or other acquisition of the property of a Person as an entirety or substantially as an entirety by the Company or a Domestic Subsidiary;

(v)      Liens on the property of the Company or that of a Domestic Subsidiary in favor of the United States of America or any State thereof, or any political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control industrial revenue bond or similar financing);

(vi)     Liens imposed by law, for example, mechanics’, workmen’s, repairmen’s, banker’s or other similar Liens or rights of set-off arising in the ordinary course of business;

(vii)    pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances;

(viii)   Liens in connection with legal proceedings;

(ix)     Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, of which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(x)      Liens consisting of restrictions on the use of real property that do not interfere materially with the property’s use;

(xi)                              Liens existing on the date of the Indenture; and

(xii)                           any refinancing, extension, renewal or replacement (or successive refinancings, extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses; provided, however, that (x) the principal or accreted amount of any Debt of the Company or any of the Company’s Domestic Subsidiaries secured by such Lien immediately after such refinancing, extension, renewal or replacement shall not exceed the sum of the principal or accreted amount, as the case may be, of any Debt of the Company or any of the Company’s Domestic Subsidiaries so secured immediately prior to such refinancing, extension, renewal or replacement plus any costs and expenses (including, without limitation, any fees, premiums and penalties) related to such refinancing, extension, renewal or replacement, and (y) such refinancing, extension, renewal or replacement shall be limited to all or a part of the same Principal Property (and any improvements thereon), any shares of stock or indebtedness of any Domestic Subsidiary which secured any Debt of the Company or any of the Company’s Domestic Subsidiaries immediately prior to such refinancing, extension, renewal or replacement.

(c)                        Notwithstanding the above, the Company and any one or more of its Domestic Subsidiaries may, without securing the Notes, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of Debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured Debt permitted under the foregoing exceptions) plus Attributable Debt relating to sale and leaseback transactions (as described below) does not exceed 15% of the Company’s Consolidated Net Tangible Assets.

Section 3.03.  Restrictions on Sale and Leaseback Transactions

(a)                       The Company will not, nor will it permit any Domestic Subsidiary to, enter into a sale and leaseback transaction of any Principal Property (whether now owned or hereafter acquired), unless

(i)                                     the Company or such Domestic Subsidiary would be entitled under the Indenture to issue, assume or guarantee Debt secured by a Lien upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the Notes, provided that, such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of Section 3.02 of this Fourth Supplemental Indenture or

(ii)                                  within 180 days, an amount in cash equal to such Attributable Debt is applied to (x) the retirement of Senior Debt that matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Senior Debt or (y) the purchase, construction, development, expansion or improvement of other comparable property, in the case of both (x) and (y), in an amount not less than the greater of (1) the net proceeds of the sale of the Principal Property leased pursuant to the arrangement or (2) the fair market value of the Principal Property so leased.

(b)                       The restrictions set forth in paragraph (a) in this Section 3.03 shall not apply:

(i)                                     to a sale and leaseback transaction between the Company and a Domestic Subsidiary or between Domestic Subsidiaries, or that involves the taking back of a lease for a period of less than three years, or

(ii)                                  if, at the time of the sale and leaseback transaction, after giving effect to the transaction, the total discounted net amount of rent required to be paid during the remaining term of any lease relating to all outstanding sale and leaseback transactions (other than sale and leaseback transactions otherwise permitted under this Section 3.03) plus all outstanding secured Debt pursuant to Section 3.02 above, does not exceed 15% of the Company’s Consolidated Net Tangible Assets.

Section 3.04.  Payment of Additional Amounts.

(a)                       All payments of principal and interest in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

(b)                       In the event any such withholding or deduction for Taxes on payments in respect of the Notes is required, the Company will, subject to the limitations described below, pay such additional amounts (“Additional Amounts”) on the Notes as will result in receipt by each beneficial owner of a Note that is not a U.S. Person of such amounts (after all such withholding or deduction), as would have been received by such beneficial owner had no such withholding or deduction been required. The Company will not be required, however, to make any payment of Additional Amounts for or on account of:

(i)                                     any Tax that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those Notes or the receipt of payments in respect of those Notes) between a Holder of a Note (or the beneficial owner for whose benefit such Holder holds such Note), or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, that Holder or beneficial owner (if that Holder or beneficial owner is an estate, trust, partnership, corporation or other entity) and the United States, including that Holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States, (2) the failure of a beneficial owner or Holder of the Notes to comply with any certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or Holder of the Notes that such beneficial owner or Holder is legally able to comply with (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty) or (3) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for, except to the extent that the Holder or beneficial owner would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period;

(ii)                                  any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar Tax;

(iii)                               any Tax imposed by reason of the beneficial owner’s past or present status as a passive foreign investment company with respect to the United States, a controlled foreign corporation with respect to the United States, a foreign tax exempt organization with respect to the United States or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(iv)                              any Tax which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on the Notes;

(v)                                 any Tax required to be withheld by any Paying Agent from any payment of principal of and premium, if any, or interest on any Note if that payment can be made without withholding by any other Paying Agent;

(vi)                              any Tax imposed on interest received by (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of us, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such Tax would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (vi);

(vii)                           any Tax that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(viii)                        any withholding or deduction that is required to be made pursuant to the Savings Directive or any other European Union directive amending, supplementing or replacing the Savings Directive, or any law implementing or complying with, or introduced in order to conform to, the Savings Directive or other European Union directives;

(ix)                              any Tax required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(x)                                 any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix);

(c)                        Nor will the Company pay any Additional Amounts to any beneficial owner or Holder of notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those Additional Amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those notes.

(d)                       As used in the preceding paragraphs, “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

(e)                        Any reference to any amounts in respect of the Notes shall be deemed also to refer to any Additional Amounts which may be payable under this Section 3.04.

Section 3.05.  Applicability of Covenants Contained in the Base Indenture.  Each of the agreements and covenants of the Company contained in Article 3 of the Base Indenture shall apply to the Notes.

ARTICLE 4
THE NOTES

Section 4.01.  Form of Notes.  The Notes will initially be issued in the form of one or more Global Securities substantially in the form of Exhibit A attached hereto (the “Global Note”).

Section 4.02.  Depositary.  The Depositary for the Global Note will initially be Euroclear and Clearstream or any of their respective successtors and the Global Note will be deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream.

ARTICLE 5
REDEMPTION

Section 5.01.  Optional Redemption.  The Notes will be redeemable, at the option of the Company, at any time and from time to time, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of the Notes, with a copy provided to the Trustee.  Prior to December 21, 2022 (the date that is three months prior to the scheduled maturity date of the Notes), the Notes will be redeemable at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to the greater of:

(a)                       100% of the principal amount of the Notes to be redeemed; and

(b)                       the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 30 basis points.

On or after December 21, 2022 (the date that is three months prior to the scheduled maturity date of the Notes), the Notes will be redeemable at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to 100% of the principal amount of the Notes to be redeemed.

Section 5.02. Redemption for Tax Reasons.

(a)                       The Company may redeem the Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes, together with any accrued and unpaid interest on the Notes to the date of redemption, at any time, if:

(i)                                     The Company has or will become obliged to pay Additional Amounts with respect to the notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after the date of the issuance of the notes; or

(ii)                                  on or after the date of the issuance of the notes, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (1) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that the Company will be required to pay Additional Amounts with respect to such notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel to such effect is delivered to the Trustee and the Paying Agent).

(b)                       Notice of any redemption pursuant to this Section 5.02 will be mailed, or delivered electronically if the notes are held by any depositary (in accordance with such depositary’s customary procedures), at least 30 days but not more than 60 days before the redemption date to each registered Holder of the notes; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the notes were then due.

Section 5.03.  Applicability of Sections of the Base Indenture.  The provisions of Article 12 of the Base Indenture in respect of the Notes shall apply to any optional redemption of the Notes except when such provisions conflict with the foregoing.

ARTICLE 6
DEFEASANCE

Section 6.01.  Defeasance.  If the Company shall effect a Defeasance of the Notes pursuant to Article 10 of the Base Indenture, the Company shall cease to have any obligation to comply with the covenants set forth in Article 3 hereof. In order to effect a Defeasance, in lieu of the Opinion of Counsel described in Section 10.02(b)(iii)(D) of the Base Indenture, the Company shall provide an Opinion of Counsel described in Section 10.02(b)(iii)(D) of the Base Indenture but with the reference to “Securityholders” replaced with “beneficial owners.”

ARTICLE 7

THE PAYING AGENT

Section 7.01.  Payment to the Paying Agent. The Company shall, not later than 10:00 a.m. (New York City time) on the Business Day immediately preceding each date on which any payment of principal and/or interest in respect of any of the Notes becomes due, transfer to an account specified by the Paying Agent such amount as shall be sufficient for the purposes of the payment of principal and/or interest in same day funds.

Section 7.02.  Notification of Payment. At such time as any payment is to be made to the Paying Agent pursuant to Section 7.01, the Company shall ensure that the Paying Agent shall receive a copy of an irrevocable payment instruction to the bank through which the payment is to be made.  The Paying Agent shall not be obliged to pay the Holders of the Notes (or make any other payment) unless and until such time as it has confirmed receipt of funds sufficient to make the relevant payment.

Section 7.03.  Duties of the Paying Agent.  The duties of the Paying Agent will be determined solely by the express provisions of this Indenture and the Notes, and the Paying Agent need perform only those duties that are specifically set forth in this Indenture or the Notes and no others, and no implied covenants or obligations shall be read into this Indenture or the Notes against the Paying Agent.

Section 7.04.  Liability of the Paying Agent.

(a)                       In no event shall the Paying Agent be liable to any person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits); provided, however, that this Section 7.04 shall be deemed not to apply in the event of a determination of fraud on the part of the Paying Agent in a non-appealable judgment by a court having jurisdiction.

(b)                       Notwithstanding anything else herein contained, the Paying Agent may refrain without liability from doing anything that would or might in its reasonable opinion be contrary to any law of any state or jurisdiction (including but not limited to the United States, any jurisdiction forming a part of the United States, and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation; provided, however, that the Paying Agent shall notify the Company if legally permissible as soon as practicable of any such decision.

(c)                        The Paying Agent shall not be liable to account for interest on money paid to it by the Company. Any funds held by the Paying Agent need not be segregated, except as required by law. Any funds held are held as banker and not subject to the UK FCA Client Money Rules.

Section 7.05.  No Liability for Unclear Instructions. The Paying Agent may be entitled to do nothing, without liability, if conflicting, unclear or equivocal instructions are received; provided, however, if the Paying Agent does receive conflicting, unclear or equivocal instructions, it shall, as soon as reasonably practicable, notify the Company.

Section 7.06.  Notices to Holders. The Paying Agent, upon and in accordance with the instructions of the Company, will arrange for the publication in accordance with the Indenture and the Notes of any notice which is to be given to Holders of the Notes. For so long as the Notes are represented by a Global Note and such Global Note is held on behalf of Euroclear and Clearstream, any notice or communication to a Holder of the Notes shall be deemed to have been given or served when so sent or deposited in accordance with the applicable rules and procedures of Euroclear and Clearstream, as the case may be. Any such notice shall be deemed to have been delivered on the day such notice is delivered to Euroclear and Clearstream.

Section 7.07.  Paying Agent Agreements under Section 3.03 of the Base Indenture. Pursuant to Section 3.03 of the Base Indenture, the Paying Agent agrees:

(a)                                 that the Paying Agent will hold all amounts received by the Paying Agent for the payment of the principal of or interest on the Notes in trust for the benefit of the Holders of the Notes and, upon the occurrence of an Event of Default with respect to the Notes and the

Indenture and upon the written request of the Trustee, pay over all such amounts received by the Paying Agent to the Trustee; and

(b)                                 that the Paying Agent will give the Trustee written notice of any failure by the Company or by any other obligor on the Notes to make any payment of the principal of or interest on the Notes when the same shall be due and payable.

ARTICLE 8
MISCELLANEOUS

Section 8.01.  GOVERNING LAW.  THIS FOURTH SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Section 8.02.  Recitals.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee accepts the amendments of the Indenture effected by this Fourth Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.  Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 8.03.  Filings with the Trustee.  To the extent the Company is required under this Indenture to file any information, document or report with the Trustee that is filed with the Securities and Exchange Commission, the Company will be deemed to have filed such information, document or report with the Trustee on the date the Company files such information, document or report with the Securities and Exchange Commission via the EDGAR filing system (or any successor thereto, including Interactive Data Electronic Applications) and such reports have become publicly available.

Section 8.04.  Information Reporting and Collection Obligations. Each party hereto shall, as soon as reasonably practicable upon a written request by another party hereto, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with applicable law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this

Section 8.04 to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) applicable law; (b) fiduciary duty; or (c) duty of confidentiality.

Section 8.05.  Notice of Possible Withholding Under FATCA. The Company shall notify the Paying Agent in the event that it determines that any payment to be made by the Paying Agent under the Notes is a payment which could be subject to any tax required to be withheld or deducted under FATCA, any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith (“FATCA Withholding”) if such payment were made to a Holder of the Notes that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Company’s obligation under this Section 8.05 shall apply only to the extent that such payments are so treated by virtue of characteristics of the Company, the Notes, or both.

Section 8.06.  Paying Agent Right to Withhold. Notwithstanding any other provision of the Indenture, the Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any tax, if and only to the extent so required by applicable law, in which event the Paying Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Company the amount so deducted or withheld, in which case, the Company shall so account to the relevant Authority for such amount.

Section 8.07.  Company Right to Redirect. In the event that the Company determines in its sole discretion that withholding for or on account of any tax will be required by applicable law in connection with any payment due to the Paying Agent on the Notes, then the Company will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deductions or withholding, provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with the Indenture.  The Company will promptly notify the Paying Agent and the Trustee of any such redirection or reorganization.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

FLUOR CORPORATION

By:	/s/ James M. Lucas
	Name:	James M. Lucas
	Title:	Senior Vice President, Tax and Treasurer

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Maddy Hughes
	Name:	Maddy Hughes
	Title:	Vice President

Citibank, N.A., London Branch, as Paying Agent

By:	/s/ David Rowlandson
	Name:	David Rowlandson
	Title:	Vice President

[Signature Page to the Fourth Supplemental Indenture]

EXHIBIT A

[FORM OF GLOBAL NOTE]

[FACE OF NOTE]

THIS CERTIFICATE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE THEREOF.  EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, THIS CERTIFICATE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF THE DEPOSITORY OR TO A SUCCESSOR DEPOSITORY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CITIVIC NOMINEES LIMITED OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/ CLEARSTREAM (AND ANY PAYMENT IS MADE TO CITIVIC NOMINEES LIMITED OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CITIVIC NOMINEES LIMITED, HAS AN INTEREST HEREIN.

FLUOR CORPORATION

€500,000,000

1.750% Senior Note due  2023

No.:	CUSIP No.: 343412 AE2 ISIN: XS1382385471 Common Code: 138238547

FLUOR CORPORATION., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Citivic Nominees Limited, or registered assigns, the principal sum of €500,000,000 on March 21, 2023 unless earlier redeemed as herein provided, and to pay interest thereon from March 21, 2016 or from the most recent interest payment date to which interest has been paid or duly provided for, annually on March 21 in each year, commencing March 21, 2017 at the rate of 1.750% per annum, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the March 6 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same Persons to whom principal of this Note is payable. Interest will be computed on this Note on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or March 21, 2016, if no interest has been paid on this Note), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of International Capital Markets.

Payment (including principal, interest and any Additional Amounts) and transfers with respect to this Note may be executed at the office or agency maintained for such purpose within the City of London (initially the office of the Paying Agent maintained for such purpose) or, at the Company’s option, by check mailed to the Holders thereof at the respective addresses set forth in the register of Holders, provided that all payments (including principal, interest and any additional amounts) on this Note, for which the Holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. If, on or after issuance of this Note, the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union (the “euro”) is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by the Company in its sole discretion. Any payment in respect of this Note so made in U.S. dollars will not constitute an event of default under this Note or the Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

FLUOR CORPORATION

By:
Name:
Title:

Dated:                 , 2016

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated herein and referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

This Note is one of the duly authorized securities of the Company (herein called the “Notes”) issued and to be issued in one or more series under an Indenture dated as of September 8, 2011, as amended by a Second Supplemental Indenture dated as of June 22, 2012 (the “Base Indenture”), as further amended by a Fourth Supplemental Indenture dated as of March 21, 2016 (the “Fourth Supplemental Indenture,” together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Notes represented hereby), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is a Global Note representing the Company’s 1.750% Senior Notes due 2023 in the aggregate principal amount of €500,000,000.

The amount of interest payable on any interest payment date shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or March 21, 2016, if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of International Capital Markets. If any interest payment date, maturity date or redemption date is not a Business Day, then the related payment for such interest payment date, maturity date or redemption date shall be paid on the next succeeding Business Day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay.

The Company may, at its option, redeem the Notes at any time and from time to time, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to each Holder of Notes to be redeemed at its address as it appears in the register. Prior to December 21, 2022 (the date that is three months prior to the scheduled maturity date of the Notes), the Notes will be redeemable at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to the greater of (i) 100% of the principal amount of such Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on a an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 30 basis points. On or after December 21, 2022 (the date that is three months prior to the scheduled maturity date of the Notes), the Notes will be redeemable at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to 100% of the principal amount of the Notes to be redeemed.

“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), computed as of the third Business Day immediately preceding such redemption date, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.

“Comparable Government Bond” means the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Government Bond Price” means, with respect to any redemption date, (1) the average of the Reference Bond Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Bond Dealer Quotations, or (2) if the Company obtains fewer than six such Reference Bond Dealer Quotations, the average of all Reference Bond Dealer Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Bond Dealer” means each of Merrill Lynch International, BNP Paribas, Crédit Agricole Corporate and Investment Bank and their respective successors and three other nationally recognized investment banking firms that are Primary Bond Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”), the Company will designate as a substitute another nationally recognized investment banking firm that is a Primary Bond Dealer.

“Reference Bond Dealer Quotations” means, with respect to each Reference Bond Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Bond Dealer as of 11:00 a.m., London time, on the third Business Day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the Notes called for redemption. Prior to any redemption date, the Company will deposit with the Paying Agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If the Company is redeeming less than all of the Notes, the Trustee shall select the Notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with the Depositary’s procedures.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes as described above by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will, to the extent lawful: (i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

The Company will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Company will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflict.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(a)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Company’s Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of the Company’s Subsidiaries;

(b)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), it being agreed that an employee of the Company or any of the Company’s Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock;

(c)   the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merge with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(d)   the first day on which the majority of the members of the Board of Directors are not Continuing Directors; or

(e)   the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company becomes a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect Holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means with respect to the Notes, (i) the rating of such Notes is lowered by two out of three of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who: (1) was a member of such Board of Directors on the date of issuance of the Notes or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P or Fitch ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

The Notes are redeemable by the Company at its option, in whole, but not in part, upon the occurrence of certain developments affecting U.S. taxation described in the Indenture, at a redemption price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest on the Notes to the date of at any time.

All payments of principal and interest in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event any such withholding or deduction for Taxes on payments in respect of the Notes is required, the Company will, subject to the limitations described below, pay such additional amounts (“Additional Amounts”) on the Notes as will result in receipt by each beneficial owner of a Note that is not a U.S. Person of such amounts (after all such withholding or deduction), as would have been received by such beneficial owner had no such withholding or deduction been required. The Company will not be required, however, to make any payment of Additional Amounts for or on account of:

(i)                           any Tax that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those Notes or the receipt of payments in respect of those Notes) between a Holder of a Note (or the beneficial owner for whose benefit such Holder holds such Note), or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, that Holder or beneficial owner (if that Holder or beneficial owner is an estate, trust, partnership, corporation or other entity) and the United States, including that Holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States, (2) the failure of a beneficial owner or Holder of the Notes to comply with any certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or Holder of the Notes that such beneficial owner or Holder is legally able to comply with (including, but not limited to, the requirement to provide Internal Revenue

Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty) or (3) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for, except to the extent that the Holder or beneficial owner would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period;

(ii)                        any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar Tax;

(iii)                     any Tax imposed by reason of the beneficial owner’s past or present status as a passive foreign investment company with respect to the United States, a controlled foreign corporation with respect to the United States, a foreign tax exempt organization with respect to the United States or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(iv)                    any Tax which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on the Notes;

(v)                       any Tax required to be withheld by any Paying Agent from any payment of principal of and premium, if any, or interest on any Note if that payment can be made without withholding by any other Paying Agent;

(vi)                    any Tax imposed on interest received by (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of us, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such Tax would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (vi);

(vii)                 any Tax that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(viii)              any withholding or deduction that is required to be made pursuant to the Savings Directive or any other European Union directive amending, supplementing or replacing the Savings Directive, or any law implementing or complying with, or introduced in order to conform to, the Savings Directive or other European Union directives;

(ix)                    any Tax required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(x)                       any combination of items (i),(ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix);

Nor will the Company pay any Additional Amounts to any beneficial owner or Holder of Notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those Additional Amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those Notes.

As used in the preceding paragraphs, “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any reference to any amounts in respect of the Notes shall be deemed also to refer to any Additional Amounts.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, senior and unsecured and will rank equal in right of payment to all other existing and future senior unsecured obligations of the Company.

The Notes are initially issued in an aggregate principal amount of €500,000,000.  The Company may, from time to time, without notice or the consent of the Holders hereof, create and issue additional securities ranking equally and ratably with the Notes of this series in all respects (other than the issue price, the date of the issuance, the payment of interest accruing prior to the issue date of such additional Notes and the first payment of interest following the issue date of such additional Notes), provided that if the additional Notes are not fungible with the Notes initially issued for U.S. federal income tax purposes, such additional Notes will have separate CUSIP, ISIN or Common Code numbers. Any such additional Notes shall be consolidated and form a single series with the Notes initially issued, including for purposes of voting and redemptions.

The Notes are not entitled to the benefit of any sinking fund.

The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person, and requires that the Company comply with certain further covenants, such as Restriction on Liens and Restriction on Sale and Leaseback Transactions, as further described in the Indenture, all of which are applicable to this Note.  All such covenants and limitations are subject to a number of important qualifications and exceptions. The Company must report periodically to the Trustee on compliance with the covenants in the Indenture.

The Indenture contains provisions for the defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting, with certain exceptions therein provided, the Company and the Trustee, without the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, to modify and amend the Indenture for the purpose of, among other things, curing any ambiguity, defect or inconsistency.

The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all of the Holders of all Notes, to waive a Default or Event of Default with respect to the Notes and its consequences, except a Default or Event of Default in the payment of the principal of or premium, if any, or interest on any of the Notes or in respect of a covenant or other provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holder of each outstanding Note. Any such consent or waiver by the registered Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange for or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Registrar’s books, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Transfers with respect to Notes in certificated form may be executed at the office or agency of the Paying Agent maintained for that purpose in London, England. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

The Notes of this series are issuable only in registered form in denominations of $2,000 and any integral multiple of $1,000 thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this Series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its principles of conflicts of law.

All terms used in this Note not otherwise defined herein which are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.